EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-129132, 333-149222, 333-169671, 333-179764, 333-202964, 333-205924, and 333-226914) on Form S-8 and Registration Statements (Nos. 333-134611, 333-198728, 333-213194, 333-213778, 333-224143, 333-225389, 333-226918, 333-228519, 333-230154, and 333-238053) on Form S-3 of Smith Micro Software, Inc. and its subsidiaries (collectively, the “Company”) of our report dated March 5, 2021, relating to the abbreviated financial statements of the Avast Family Safety Mobile Business appearing in this current report on Form 8-K/A of the Company.

/s/ SingerLewak LLP

Los Angeles, California

March 9, 2021